Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, JANUARY 27, 2005 at 7:01 AM ET

Contacts:
Media: Adriana Jenkins (617) 761-6996	Investors: Kyle Kuvalanka (617) 761-4734

MILLENNIUM REPORTS YEAR END AND FOURTH QUARTER 2004 FINANCIAL RESULTS
— Product-Related Revenue Up, Net Loss Narrows —

Cambridge, Mass., January 27, 2005 –– Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the year and quarter ended December 31, 2004.

“For the second consecutive year, Millennium delivered on its promise to achieve its net loss target by growing product-related revenue and managing expenses,” said Marsha Fanucci, chief financial officer and senior vice president. “Importantly, we achieved this target while investing in our marketed products and pipeline. Looking forward to 2005, we believe several key events, including the pending sNDA for VELCADE in second line multiple myeloma, increased penetration of INTEGRILIN into early use ACS and new business collaborations will result in continued revenue growth, the ability to achieve non-GAAP profitability in 2006 and sustainable growth.”

2004 Year-End Results

•	Net loss on a GAAP basis for 2004 decreased 48 percent to $252.3 million, or $0.83 per share, from $483.7 million, or $1.63 per share, in 2003. Non-GAAP net loss[1] for 2004 decreased 26 percent to $180.8 million, or $0.59 per share, from $243.3 million or $0.82 per share, in 2003.
•	Total revenue in 2004 increased to $448.2 million from $433.7 million in 2003. Product-related revenue increased 43 percent from 2003. Partially offseting the increase in product-related revenue was an anticipated decrease in strategic alliance revenue.
—	Net product sales of VELCADE® (bortezomib) for Injection in 2004 increased to $143.1 million from $59.6 million in 2003. VELCADE was launched May 2003.
—	Co-promotion revenue, based upon worldwide sales of INTEGRILIN® (eptifibatide) Injection in 2004, increased to $206.3 million from $184.3 million in 2003 due to higher net reimbursement of shared expenses and increased U.S. ex-factory sales. U.S. ex-factory sales, as provided by Schering-Plough Corporation, were $301.3 million in 2004 compared to $283.9 million in 2003.
—	Strategic alliance revenue in 2004 decreased to $98.9 million from $189.7 million in 2003 as certain research and technology alliances concluded in 2003.
•	Research and development (R&D) expenses in 2004 decreased to $402.6 million from $488.5 million in 2003 as a result of savings from the Company’s 2003 restructuring effort.
•	Selling, general and administrative (SG&A) expenses in 2004 increased to $196.6 million from $178.8 million as the Company enhanced its commercial infrastructure to support VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection.
•	As of December 31, 2004, the Company had $700.4 million in cash, cash equivalents and marketable securities and $105.5 million outstanding principal amount of convertible debt.

2004 Fourth Quarter Results

•	Net loss on a GAAP basis for the fourth quarter of 2004 decreased 35 percent to $94.7 million, or $0.31 per share, from $146.4 million, or $0.49 per share, for the fourth quarter of 2003. The improvement in the 2004 period was primarily a result of decreased restructuring charges, increased product-related revenue and reductions in R&D expenses, offset in part by a decrease in strategic alliance revenue. Non-GAAP net loss for the fourth quarter of 2004 decreased eight percent to $84.7 million, or $0.28 per share, from $91.8 million or $0.30 per share, for the fourth quarter of 2003.
•	Total revenue for the fourth quarter of 2004 increased to $100.3 million from $85.4 million in the fourth quarter of 2003. The increase in total revenue is due primarily to increased product-related revenue, offset by lower strategic alliance revenue.
—	Net product sales of VELCADE in the fourth quarter of 2004 increased 42 percent to $40.8 million from $28.7 million in the fourth quarter of 2003.
—	Co-promotion revenue, based upon worldwide sales of INTEGRILIN for the fourth quarter of 2004 increased to $47.2 million from $32.4 million in the fourth quarter of 2003. U.S. ex-factory sales of INTEGRILIN for the fourth quarter of 2004, as provided by Schering-Plough Corporation, were $73.7 million compared to $39.7 million in 2003.
—	Strategic alliance revenue for the fourth quarter 2004 decreased to $12.4 million from $24.2 million in the fourth quarter of 2003. This decrease is due primarily to the timing of payments earned under the Company’s VELCADE collaboration with Ortho Biotech, a member of the Johnson & Johnson family of companies, and the conclusion of the research phase of the Company’s alliance with Bayer Healthcare AG.
•	R&D expenses for the fourth quarter of 2004 decreased to $102.9 million from $111.4 million for the fourth quarter of 2003. This decrease reflects the financial benefits of the Company’s 2003 restructuring effort, including reductions in personnel and personnel-related costs.
•	SG&A expenses for the fourth quarter increased to $59.1 million from $56.6 million for the fourth quarter of 2003. This increase is due primarily to increased expenses in our commercial efforts necessary to support our marketed products.

2005 Financial Guidance

The Company is reiterating its guidance for 2005, as provided at the JPMorgan 23rd Annual Healthcare conference on January 10, 2005:

•	VELCADE U.S. sales of $185 million to $195 million;
•	INTEGRILIN U.S. ex-factory sales of $315 million to $330 million;
•	Net loss on a GAAP basis better than $155 million and a non-GAAP net loss better than $100 million with the difference between the GAAP and non-GAAP net loss attributable primarily to amortization and restructuring;[2] and
•	Cash, cash equivalents, and marketable securities at the end of 2005 greater than $500 million.

Fourth Quarter Highlights
“VELCADE continues to show significant long-term growth potential with more than 250,000 patients falling within indications and lines of therapy where we have seen clinical responses: across the multiple myeloma treatment paradigm, second line mantle cell lymphoma, second line follicular and marginal zone lymphoma, second line bronchioloalveolar carcinoma (BAC), and second line non-small cell lung cancer,” said Mark Levin, chief executive officer. “We will realize the product’s potential over time as we gain the necessary regulatory approvals and support compendia listing processes. INTEGRILIN also shows significant opportunity for growth within its labeled indication in the early use acute coronary syndrome treatment setting where 700,000 patients in the U.S. who, according to American College of Cardiology and American Heart Association (ACC/AHA) guidelines, would benefit from the use of a GP IIb-IIIa inhibitor prior to entering the catheterization lab but currently go untreated.”

VELCADE® (bortezomib) for Injection Fourth Quarter Highlights
In December, the U.S. Food and Drug Administration (FDA) accepted for review the Company’s supplemental New Drug Application (sNDA) and granted Priority Review designation for VELCADE for the treatment of patients with multiple myeloma who have received at least one prior therapy, commonly referred to as second line. The submission was based on data from the phase III APEX study that compared VELCADE to a traditional multiple myeloma therapy, high-dose dexamethasone. In the trial, VELCADE demonstrated a statistically significant survival benefit. A patient population of approximately 11,000 in the U.S. could potentially benefit from a new second-line treatment option such as VELCADE.

Also in December, Millennium and Johnson & Johnson Pharmaceutical Research & Development L.L.C (J&JPRD) supported the presentation of a number of front line studies of VELCADE in combination with chemotherapy at the 2004 46th Annual Meeting of the American Society of Hematology (ASH) in which overall response rates ranged from 73 percent to 95 percent with complete and near-complete response rates ranging from 17 percent to 29 percent. Adverse events were similar to those observed in other clinical trials with VELCADE and included gastrointestinal events, neuropathy, fatigue, and hematologic toxicities. One of these front line studies was the basis for the recently initiated phase III VISTA trial, a large, international registration-enabling clinical trial of multiple myeloma in the front line treatment setting.

Millennium and J&JPRD also supported three separate ongoing phase II clinical trials for non-Hodgkin’s lymphoma presented at ASH, in which the overall response rates with single-agent VELCADE in follicular lymphoma ranged from 18 percent to 60 percent, and in mantle cell lymphoma, from 39 percent to 50 percent. Adverse events observed were thrombocytopenia, fatigue, anemia and peripheral neuropathy.

In November, VELCADE received fast track status from the FDA for VELCADE in second line mantle cell lymphoma and was included in the National Comprehensive Cancer Network guidelines for the treatment of second line mantle cell lymphoma.

Millennium and J&JPRD are broadly investigating the use of VELCADE in several types of hematological and solid tumor cancers. To date, VELCADE has been approved and launched in more than 30 countries outside of the U.S. by Ortho Biotech and Janssen-Cilag who are responsible for commercialization of the product in Europe and the rest of the world.

INTEGRILIN® (eptifibatide) Injection Fourth Quarter Highlights
In November at the 2004 American Heart Association (AHA) meeting, Millennium presented data from the CLEAR Platelets (Clopidogrel Loading with Eptifibatide to Arrest the Reactivity of Platelets) trial in which the addition of INTEGRILIN to a commonly used antiplatelet regimen provided superior platelet inhibition and prevention of heart muscle damage, also known as myocardial necrosis, associated with elective coronary stenting in the low-to-moderate risk study patients. In the study, patients receiving the combination of INTEGRILIN and clopidogrel had lower platelet reactivity over 24 hours compared to patients receiving clopidogrel alone (p<0.001). The combined INTEGRILIN and clopidogrel group also had a lower release of cardiac markers (p<0.05). No significant differences in bleeding were observed among groups.

At AHA, Millennium also presented results from the PROTECT trial, designed to compare INTEGRILIN to the direct thrombin inhibitor bivalirudin in high-risk patients undergoing percutaneous coronary intervention (PCI) using physiologic and clinical endpoints. On the physiologic primary endpoint of coronary flow reserve, a measure of epicardial coronary artery flow, the primary endpoint favored bivalirudin but was not statistically significant when imputed as pre-specified for abrupt closure, no reflow, and thrombotic bail-out during PCI. Only 18 out of 857 patients had a TIMI major or minor bleeding event and there were no fatal bleeds. INTEGRILIN showed a statistically significant (p=0.048, adjusted for baseline as pre-specified) improvement in myocardial perfusion (a measure of blood flow to the heart muscle) compared to bivalirudin. This improvement with INTEGRILIN was shown to be highly correlated to improved clinical outcomes including reductions in death, myocardial infarction and ischemia.

In November the Journal of the American Medical Association (JAMA) published results from the CRUSADE Quality Improvement Initiative, including the finding that an early invasive management strategy, as recommended in the ACC/AHA guidelines, is not utilized in the majority of high-risk patients with non-ST-segment elevation acute coronary syndromes (NSTE ACS). According to the authors, an early invasive strategy only occurs in 50 percent of high-risk patients with non-ST-segment elevation myocardial infarctions (NSTEMI), and a two-to-three fold increase in death and myocardial infarction was observed in those patients who did not receive the recommended early invasive treatment as recommended in the ACC/AHA guidelines, which include the use of a GPIIb-IIIa inhibitor.

Research & Development Fourth Quarter Highlights
At ASH, Millennium presented data on MLN518, a small molecule receptor tyrosine kinase inhibitor, from a phase I/II trial of 25 evaluable patients with relapsed and/or refractory acute myelogenous leukemia (AML) with FLT3 mutation. Data presented showed single-agent anti-leukemic activity in seven patients including a patient with a complete remission with decreased platelets and two patients who achieved stable disease for more than 50 days. Toxicities were mild-to-moderate and included weakness, fatigue, QTc prolongation, nausea and vomiting. Based on these encouraging results, Millennium intends to continue development of the molecule and has plans to initiate a Company-sponsored phase I combination study in 2005.

In October, researchers from Millennium and Brigham and Women’s Hospital presented results from seven studies in rheumatoid arthritis (RA) that could pave the way for the development of more effective, less toxic therapies that are custom-designed for each patient based on his or her genetic makeup. The research, which was shared during the American College of Rheumatology meeting in San Antonio, Texas, offers new insight into genetic clues to better understand RA risk, underlying disease mechanisms, and response to treatment. The study findings, based on data from Millennium’s substantial patient registry, could one day help medical professionals predict who will develop RA, how severe their disease may become, which patients will respond best to which treatments, and how aggressively to treat them — based on each patient’s unique genetic makeup.

In December, the Company announced the discovery of a panel of protein biomarkers that could play a role in the early detection, prognosis and monitoring of RA. The research, published in December’s Arthritis & Rheumatism in conjunction with an accompanying editorial, represents an important potential advance in the ability of clinicians to predict disease severity in patients with RA. The study was conducted as part of a collaborative research alliance between Millennium and Roche Diagnostics. The researchers have selected 33 of these potential biomarkers for further validation in the serum of patients with RA as well as healthy volunteers.

Conference Call Reminder
In conjunction with this news release, Millennium will host a live webcast of its conference call today, Thursday, January 27, 2005 at 8:30 AM ET. This webcast can be accessed by visiting the Investors section of the Company’s website, http://www.millennium.com. Following the webcast, an archived version of the call will be available at the same address until 11:59 PM (ET) on Thursday, February 10, 2005.

About VELCADE® (bortezomib) for Injection
VELCADE is approved for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit, such as improvement in survival. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

VELCADE is being co-developed by Millennium and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Ortho Biotech and Janssen-Cilag are responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for development and commercialization in Japan.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, orthostatic hypotension, congestive heart failure, gastrointestinal adverse events, thrombocytopenia, and tumor lysis syndrome. Women should avoid becoming pregnant while being treated with VELCADE.

In 228 patients who were treated with VELCADE 1.3 mg/m2/dose in phase II studies, the most commonly reported adverse events were asthenic conditions (65%), nausea (64%), diarrhea (51%), decreased appetite including anorexia (43%), constipation (43%), thrombocytopenia (43%), peripheral neuropathy (37%), pyrexia (36%), vomiting (36%), and anemia (32%). Fourteen percent of patients experienced at least one episode of Grade 4 toxicity, with the most common toxicities being thrombocytopenia (3%) and neutropenia (3%). A total of 113 (50%) of the 228 patients experienced Serious Adverse Events (SAEs) during studies. The most commonly reported SAEs included pyrexia (7%), pneumonia (7%), diarrhea (6%), vomiting (5%), dehydration (5%), and nausea (4%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866)-VELCADE.

About INTEGRILIN® (eptifibatide) Injection
INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

INTEGRILIN® (eptifibatide) Injection is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral glycoprotein (GP) IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

INTEGRILIN is co-promoted and co-developed by Millennium Pharmaceuticals, Inc. and Schering-Plough Corporation in the U.S. and is marketed by GlaxoSmithKline plc in Europe.

About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery and development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Editors’ Note: This press release is also available under the Media section of the Company’s website at: http://www.millennium.com.

1 Non-GAAP net loss and non-GAAP profitability are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $34.0 million in each of the next two years and costs associated with the Company’s 2003 restructuring effort between $5.0 million and $20.0 million in 2005, the Company is unable to provide a quantitative reconciliation because the items that would be excluded (which include the types of items reflected in the reconciliation of historic results and starting in 2005, stock-based compensation expense) are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on January 27, 2005 by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

2 As described in our non-GAAP measures, the Company currently is unable to quantify the 2005 expense related to stock-based compensation and does not provide guidance on this charge; therefore, all GAAP and non-GAAP measures exclude this charge.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)

REVENUES:
Net product sales	$40,764	$28,732	$143,052	$59,647
Co-promotion revenue	47,230	32,446	206,264	184,333
Revenue under strategic alliances	12,353	24,241	98,890	189,707

Total revenues	100,347	85,419	448,206	433,687

COSTS AND EXPENSES:
Cost of sales (excluding amortization)	17,824	12,165	70,286	61,189
Research and development	102,937	111,412	402,558	488,538
Selling, general and administrative	59,144	56,607	196,644	178,830

Total costs and expenses	179,905	180,184	669,488	728,557

OTHER INCOME (EXPENSE):
Investment income, net	(2,429)	5,828	11,221	32,625
Interest expense	(2,679)	(2,833)	(10,691)	(21,043)
Gain on sale of equity interest in joint venture	–	–	40,000	40,000

Total other income (expense)	(5,108)	2,995	40,530	51,582

NON – GAAP NET LOSS (Note 1)	$(84,666)	$(91,770)	$(180,752)	$(243,288)

Amortization of intangibles	(8,378)	(9,862)	(33,512)	(38,890)
Restructuring charges	(1,663)	(44,772)	(38,033)	(191,013)
Debt financing charge (Note 2)	–	–	–	(10,496)

NET LOSS	$(94,707)	$(146,404)	$(252,297)	$(483,687)

NON – GAAP NET LOSS PER SHARE	$(0.28)	$(0.30)	$(0.59)	$(0.82)

Amortization of intangibles	(0.02)	(0.04)	(0.11)	(0.13)
Restructuring charges	(0.01)	(0.15)	(0.13)	(0.64)
Debt financing charge (Note 2)	–	–	–	(0.04)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.31)	$(0.49)	$(0.83)	$(1.63)

Weighted average shares, basic and diluted	305,977	301,252	304,830	297,641

Note 1: Amortization of intangibles, restructuring charges and debt financing charge are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Note 2: Debt financing charge for 2003 represents the write off of approximately $12.4 million of unamortized debt issuance costs associated with the $600.0 million convertible notes assumed in the COR merger (the “COR notes”), offset by $1.9 million relating to the expired premium put on the untendered bonds.

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2004	December 31, 2003

Cash, cash equivalents and marketable securities	$700,407	$915,303
Other current assets	201,205	199,445
Property and equipment, net	220,115	231,469
Restricted cash and other assets	25,641	31,064
Goodwill and intangible assets, net	1,609,663	1,632,982

Total assets	$2,757,031	$3,010,263

Current liabilities	$240,861	$255,758
Other long term liabilities	57,263	59,629
Capital lease obligations, net of current portion	80,452	87,889
Long term debt	105,461	105,461
Stockholders' equity	2,272,994	2,501,526

Total liabilities and stockholders' equity	$2,757,031	$3,010,263